Exhibit 21

Subsidiaries of Conseco, Inc.

Name	State or Other Jurisdiction

3037953 Nova Scotia Company	Nova Scotia
40|86 Advisors, Inc.	Delaware
40|86 Mortgage Capital, Inc.	Delaware
American Life and Casualty Marketing Division Co.	Iowa
Association Management Corporation	Illinois
Bankers Conseco Life Insurance Company	New York
Bankers Life and Casualty Company	Illinois
BLC Financial Services, Inc.	Illinois
C.P. Real Estate Services Corp.	New Jersey
Carmel Fifth, LLC	Delaware
CDOC, Inc.	Delaware
Codelinks, LLC	Indiana
Colonial Penn Life Insurance Company	Pennsylvania
Conseco Data Services (India) Private Limited	India
Conseco Health Insurance Company	Arizona
Conseco Health Services, Inc.	Pennsylvania
Conseco Insurance Company	Illinois
Conseco Life Insurance Company	Indiana
Conseco Life Insurance Company of Texas	Texas
Conseco Management Services Company	Texas
Conseco Marketing, L.L.C.	Indiana
Conseco Securities, Inc.	Delaware
Conseco Services, LLC	Indiana
Design Benefit Plans, Inc.	Illinois
Hawthorne Advertising Agency Incorporated	Pennsylvania
K.F. Agency, Inc.	Illinois
K.F. Insurance Agency of Massachusetts, Inc.	Massachusetts
NAL Financial Group Inc.	Delaware
Performance Matters Associates of Texas, Inc.	Texas
Performance Matters Associates, Inc.	Delaware
ResortPort Holding of Delaware, Inc.	Delaware
Washington National Insurance Company	Illinois